UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
January 27, 2009

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13368	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1515 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors on January 27, 2009, the Company’s Board of Directors appointed Benjamin I. Lumpkin to fill a vacancy created by the death of the Company’s former executive officer and director, Daniel E. Marvin, Jr.  Mr. Lumpkin was appointed to serve until the expiration of his term in 2010, or until his successor is duly elected and qualified, unless he shall earlier resign or be removed.  The Board of Directors has determined that Mr. Lumpkin will serve on the Audit Committee and Compensation Committee of the Board of Directors.  Mr. Lumpkin will be compensated for his service as a director under the Company’s standard compensation program for non-employee directors.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services during 2008 to the Company in the amount of $482,051.  Also, the Company’s subsidiary The Checkley Agency, Inc. co-brokered with Arthur J. Gallagher and Company to provide Consolidated Communications Holdings’ property and casualty coverage.  Checkley received a commission of $145,234 in 2008 in respect of the coverage premiums paid by Consolidated Communications Holdings.  In addition, the Company received consideration from Consolidated Communications Holdings during 2008 for certain banking and similar services.  Mr. Lumpkin’s father, Richard A. Lumpkin, is Chairman of the Board of Directors of Consolidated Communications Holdings and also may be deemed to have beneficial ownership of approximately 19% of Consolidated Communications Holdings’ outstanding voting stock.

Additionally, certain entities in which Mr. Lumpkin has a material interest had extensions of credit from First Mid-Illinois Bank & Trust during 2008.  All such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99 – News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Dated:  January 28, 2009                                                                     /s/ William S. Rowland

William S. Rowland
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

99	News Release